UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 6, 2011
Date of Report
(Date of Earliest Event Reported)

Sebring Software, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	4822 (Primary Standard Industrial Classification Code)	26-0319491 (IRS Employer Identification No.)

1400 Cattlemen Rd., Suite D, Sarasota, Florida 34232
(Address of Principal Executive Offices, Including Zip Code)

(941) 377 – 0715
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under nay of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CRF 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” refer to Sebring Software, Inc.

Item 1.01  Entry into a Material Definitive Agreement.

On July 6, 2011, the Company entered into a Stock Purchase Agreement (the “Agreement”) by and among Xandros, Inc., a Delaware corporation (“Xandros”), Scalix, Inc., a Delaware corporation (“Scalix”) and the Company.  Prior to the execution of the Agreement, Xandros owned 100 shares of the common stock of Scalix (the “Shares”).  Under the Agreement, Xandros agreed to sell, assign, and deliver 49 of the Shares to the Company and the Company agreed to purchase 49 of the Shares from Xandros for an aggregate purchase price of $5,750,000. The Agreement authorizes a call option, whereby, for the 30-day period commencing on March 31, 2012, the Company shall have the right to purchase from Xandros all, but not less than all, of the balance of the Shares then owned by Xandros for an aggregate purchase price of $6,250,000.  In addition, the Agreement authorizes a put option; for the period commencing upon payment of the $5,750,000 in full, or earlier at Xandros’s sole option, and ending on April 1, 2012, Xandros shall have the right to require the Company to purchase from Xandros all, but not less than all, of the balance of the Shares then owned by Xandros for an aggregate purchase price of $6,250,000.

Item 2.01  Completion of Acquisition or Disposition of Assets.

On July 6, 2011, the Company closed the Agreement referenced in Item 1.01 above.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits Exhibit No.	Description
10.1	Stock Purchase Agreement between the Company, Xandros, Inc., and Scalix, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 11, 2011

Sebring Software, Inc.

By: /s/ Leif Andersen Name: Leif Andersen Title: Chief Executive Officer and Director